SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934
                                (Amendment No. )

Filed by the Registrant  [ X ]
Filed by a Party other than the Registrant  [   ]

Check the appropriate box:

[  ]       Preliminary Proxy Statement    [  ]  Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

[X]        Definitive Proxy Statement
[   ]      Definitive Additional Materials
[   ]      Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                            MICRO LINEAR CORPORATION

           (Name of Registrant as Specified in its Charter)



(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]      No fee required.
[ ] $125 per Exchange Act Rules O-11(c)(1)(ii), 14a-6(i)(1), 14a-6(1)(2) or Item
22(a)(2) of Schedule 14A. [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate  number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):*

     (4)  Proposed  maximum  aggregate  value  of transaction:

     (5)      Total fee paid:

                               [MICRO LINEAR LOGO]


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS


TO THE STOCKHOLDERS:

           NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Micro Linear Corporation, a Delaware corporation (the "Company"), will be held on Wednesday, May 26, 1999, at 11:00 a.m., local time, at the offices of Wilson Sonsini Goodrich & Rosati, P.C., 650 Page Mill Road, Palo Alto, California, legal counsel to the Company, for the following purposes:

     1. To elect five directors to serve for the ensuing year and until their successors are duly elected and qualified.

     2. To ratify the appointment of PricewaterhouseCoopers, LLP as independent auditors for the Company for the 1999 fiscal year.

     3. To transact such other business as may properly come before the meeting or any adjournment thereof.

         The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

         Only stockholders of record at the close of business on April 9, 1999 are entitled to notice of and to vote at the meeting. All stockholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to mark, sign and return the enclosed proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the meeting may vote in person even if such stockholder has returned a proxy.

                                                      FOR THE BOARD OF DIRECTORS

                                                      /s/ JEFFREY D. SAPER
                                                      --------------------
                                                      Jeffrey D. Saper
                                                      Secretary

San Jose, California
April 30, 1999





     IMPORTANT: Whether or not you plan to attend the meeting, you are requested to complete and promptly return the enclosed proxy in the envelope provided.

                            MICRO LINEAR CORPORATION
                              2092 CONCOURSE DRIVE
                           SAN JOSE, CALIFORNIA 95131



                            PROXY STATEMENT FOR 1999
                         ANNUAL MEETING OF STOCKHOLDERS



           The enclosed Proxy is solicited on behalf of the Board of Directors of Micro Linear Corporation (the "Company") for use at the Annual Meeting of Stockholders to be held on Wednesday, May 26, 1999, at 11:00 a.m., local time, or at any adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the offices of Wilson Sonsini Goodrich & Rosati, P.C., 650 Page Mill Road, Palo Alto, California, legal counsel to the Company.

           The proxy solicitation materials were mailed on or about April 28, 1999 to all stockholders of record on April 9, 1999 (the "Record Date").

                 INFORMATION CONCERNING SOLICITATION AND VOTING

Revocability of Proxies

           Any proxy given pursuant to this solicitation may be revoked by the person giving it any time before its use by delivering to the Secretary of the Company at the above address of the Company written notice of revocation or a duly executed proxy bearing a later date, or by attending the meeting and voting in person.

Voting and Solicitation

           Proxies properly executed, duly returned to the Company and not revoked, will be voted in accordance with the specifications made. Where no specifications are given, such proxies will be voted as the management of the Company may propose. If any matter not described in this Proxy Statement is properly presented for action at the meeting, the persons named in the enclosed form of proxy will have discretionary authority to vote according to their best judgment.

           Each stockholder is entitled to one vote for each share of Common Stock on all matters presented at the meeting. The required quorum for the transaction of business at the Annual Meeting is a majority of the votes eligible to be cast by holders of shares of Common Stock issued and outstanding on the Record Date. Shares that are voted "FOR," "AGAINST," "WITHHELD" or "ABSTAIN" are treated as being present at the meeting for purposes of establishing a quorum and are also treated as shares entitled to vote at the Annual Meeting (the "Votes Cast") with respect to such matter. Abstentions will have the same effect as a vote against a proposal. Broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business, but will not be counted for purposes of determining the number of Votes Cast with respect to the particular proposal on which a broker has expressly not voted. Thus, a broker non-vote will not affect the outcome of the voting on a particular proposal.

           The cost of soliciting proxies will be borne by the Company. The Company may also reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Proxies may also be solicited by certain of the Company's directors, officers, and employees, without additional compensation, personally or by telephone, facsimile or telegram.

Deadline for Receipt of Stockholder Proposals

           Stockholders of the Company may submit proper proposals for inclusion in the Company's proxy statement and for consideration at the next annual meeting of its stockholders by submitting their proposals in writing to the Secretary of the Company in a timely manner. In order to be included in the Company's proxy materials for the annual meeting of stockholders to be held in the year 2000, stockholder proposals must be received by the Secretary of the Company no later than December 31, 1999, and must otherwise comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

           In addition, the Company's Bylaws establish an advance notice procedure with regard to certain matters, including stockholder proposals not included in the Company's proxy statement, to be brought before an annual meeting of stockholders. For nominations or other business to be properly brought before the meeting by a stockholder, such stockholder must provide written notice delivered to the Secretary of the Company not less than 120 days prior to the first anniversary of the preceding year's annual meeting of stockholders. A copy of the full text of the Bylaw provision discussed above may be obtained by writing to the Secretary of the Company. All notices of proposals by stockholders, whether or not included in the Company's proxy materials, should be sent to Micro Linear Corporation, 2092 Concourse Drive, San Jose, California 95131, Attention: Corporate Secretary.

           The attached proxy card grants the proxy holders discretionary authority to vote on any matter raised at the Annual Meeting. If a stockholder intends to submit a proposal at the Company's 2000 Annual Meeting, which is not eligible for inclusion in the proxy statement and form of proxy relating to that meeting, the stockholder must do so no later than March 15, 2000. If such a stockholder fails to comply with the foregoing notice provision, the proxy holders will be allowed to use their discretionary voting authority when the proposal is raised at the 2000 Annual Meeting.

Record Date and Principal Share Ownership

           Stockholders of record at the close of business on April 9, 1999 are entitled to notice of the meeting and to vote at the meeting. At the record date, 10,834,810 shares of the Company's Common Stock, $0.001 par value per share, were issued, outstanding and eligible to be voted at the meeting. The following table sets forth the beneficial ownership of the Company's Common Stock as of April 9, 1999, by each of the holders of more than five percent of the Company's outstanding Common Stock:


       Name                        Number of Shares                 Percent of Total


FMR Corp. (1)                      1,182,800                        10.9%
     82 Devonshire Street
     Boston, MA  02109

Arthur B. Stabenow (2)               828,576                         7.5%
     24877 Olive Tree Lane
     Los Altos Hills, CA  94024


     (1) Based solely on information contained in a Schedule 13G/A filed with the Securities and Exchange Commission on February 12, 1999.
     (2) Based solely on information obtained from Mr. Stabenow. Includes 218,002 shares issuable upon the exercise of options to purchase Common Stock which are exercisable within 60 days of April 9, 1999. Also includes 1,300 shares held by Mr. Stabenow's wife.


                                  PROPOSAL ONE

                              ELECTION OF DIRECTORS

Nominees

           A board of five directors is to be elected at the Annual Meeting of Stockholders. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company's five nominees named below, all of whom are presently directors of the Company. If any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for the nominee designated by the present Board of Directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director. The term of office of each person elected as a director will continue until the next Annual Meeting or until a successor has been elected and qualified.

Vote Required; Recommendation of Board of Directors

           The five candidates receiving the highest number of "FOR" votes shall be elected to the Company's Board of Directors. An abstention will have the same effect as a vote withheld for the election of directors.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE NOMINEES LISTED BELOW:


     Name             Age      Principal Occupation

David L. Gellatly     55       Chairman of the Board of Directors, President and Chief Executive
                               Officer of the Company

Roger A. Smullen      61       Chairman of the Board of Directors, Applied Micro Circuits
                               Corporation

Jeffrey D. West       48       Owner, Miramar Ventures

Joseph D. Rizzi       55       General Partner, Matrix Partners

William B. Pohlman    56       Vice President, Microprocessor Group and Director of Development
                               Efficiency Programs, Intel Corporation


           Except as set forth below, each nominee has been engaged in his principal occupation described above during the past five years. There is no family relationship among any directors or executive officers of the Company.

     Mr. Gellatly has been a director of the Company since December 1997, and has served as Chief Executive Officer, President and Chairman of the Board since January 1999. Since 1982, Mr. Gellatly has been the principal of New Technology Marketing, a high technology marketing consulting company. Clients included Lucent Technology, IBM, National Semiconductor, Cyrix, Intel Corporation, Apple Corporation, and Siemens. Prior to 1982, Mr. Gellatly worked at Intel Corporation for five years where he served in various marketing management positions in the microprocessor operation. Mr. Gellatly received his MSEE from the University of Minnesota.

     Mr. Smullen has been a director of the Company since April 1986. Since August 1989, Mr. Smullen has been Chairman of the Board of Applied Micro Circuits Corporation ("AMCC"). From September 1994 to December 1995, Mr. Smullen was President and Chief Executive Officer of Advance Systems Products, Inc. ("AdvanSys"), a provider of computer add-in cards. From March 1988 to June 1990, Mr. Smullen was President and Chief Executive Officer of Plus Logic Corporation, a semiconductor manufacturer, and from 1983 to 1987, was Chief Executive Officer of AMCC.

     Mr. West has been a director of the Company since October 1983. Since 1986, Mr. West has operated Miramar Ventures, a private consulting firm. Prior to 1986, Mr. West was a general partner of Oak Investment Partners, a venture capital investment firm.

           Mr. Rizzi has been a director of the Company since January 1997. Since March 1986, Mr. Rizzi has served as a general partner of Matrix Partners, a venture capital firm. Mr. Rizzi also serves as a member of the board of directors of Veritas Software Corp., a developer of storage management software, Sandisk Corporation, a manufacturer of data, image and audio storage products, and Overland Data, Inc., a developer of magnetic tape data storage systems.

     Mr. Pohlman has been a director of the Company since April 1999. Mr. Pohlman currently serves as Vice President, Microprocessor Group and Director of Development Efficiency Programs of Intel Corporation, a semiconductor manufacturer. Since 1985, he has held various positions with Intel Corporation.

Board Meetings and Committees

           The Board of Directors of the Company held five (5) meetings during fiscal 1998.

           The Audit Committee, which in fiscal 1998 consisted of Messrs. Smullen and Gellatly, held two (2) meetings during fiscal 1998. The Audit Committee reviews the financial statements and the internal financial reporting system and controls of the Company with the Company's management and independent auditors, recommends resolutions for any dispute between the Company's management and its auditors, and reviews other matters relating to the relationship of the Company with its auditors.

           The Compensation Committee, which in fiscal 1998 consisted of Messrs. Rizzi and West, held four (4) meetings during fiscal 1998. The Compensation Committee makes recommendations to the Board of Directors regarding the Company's executive compensation policies and administers the Company's stock option plans and employee stock purchase plan.

           The Board of Directors has a Stock Option Approval Committee, currently consisting of Mr. Gellatly, who has the authority to grant options under the Company's stock option plans to eligible persons who are not subject to liability under Section 16(b) of the Exchange Act. Such Committee may not grant an option to purchase more than 30,000 shares of Common Stock to any one person.

           The Board of Directors currently has no nominating committee or committee performing a similar function.

           Each director attended at least 75% of the aggregate of (i) the total number of meetings of the Board of Directors held during fiscal 1998 and (ii) the total number of meetings held by all committees of the Board of Directors during fiscal 1998 on which such director served.

Compensation of Directors

           Directors receive no cash remuneration for serving on the Board of Directors. Non-employee directors participate in Company's 1994 Director Option Plan (the "Director Plan"). Under the Director Plan, each non-employee director who joins the Board is automatically granted a nonstatutory option to purchase 10,000 shares of Common Stock on the date upon which such person first becomes a director (the "Initial Grant"). In addition, each non-employee director automatically receives a nonstatutory option to purchase 7,000 shares of Common Stock upon such director's annual re-election to the Board, provided the director has been a member of the Board for at least six months upon the date of re-election (the "Annual Grant"). The exercise price of each option granted under the Director Plan must be equal to the fair market value of the Common Stock on the date of grant. The Initial Grant vests at the rate of twenty-five percent (25%) of the option shares upon the first and second anniversaries of the date of grant and 1/48th of the option shares per month thereafter and the Annual Grant vests monthly over a twelve month period. Options granted under the Director Plan have a term of ten years unless terminated sooner, whether upon termination of the optionee's status as a director or otherwise pursuant to the Director Plan. Messrs. Gellatly, Smullen, West and Rizzi each received an Annual Grant of 7,000 shares at an exercise price of $4.438 per share on June 3, 1998. Messrs. Gellatly and Rizzi each received a grant of 7,000 shares at an exercise price of $5.813 per share on April 28, 1998 under the Company's 1998 Nonstatutory Stock Plan (the "NSO Plan"). Mr. Gellatly was not an officer of the Company at the time of these grants.


                                  PROPOSAL TWO

               RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

           The Board of Directors has selected PricewaterhouseCoopers, LLP, independent auditors, to audit the financial statements of the Company for the 1999 fiscal year. This nomination is being presented to the stockholders for ratification at the meeting. PricewaterhouseCoopers has served as the Company's independent auditors since March 1997. A representative of PricewaterhouseCoopers is expected to be present at the meeting, will have the opportunity to make a statement, and is expected to be available to respond to appropriate questions.

           Ernst & Young LLP had served as the Company's independent auditors from the Company's inception until the Board of Directors' decision to engage PricewaterhouseCoopers in March 1997. The report of Ernst & Young LLP on the Company's financial statements for fiscal year 1996 contained no adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles. During such fiscal year and during the subsequent interim period ending March 28, 1997, there were no disagreements with Ernst & Young on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, nor did Ernst & Young advise the Company of any concern or circumstance relating to any such matter. In addition, the Company has had no dispute with Ernst & Young relating to its fees for services. The change in accountants was approved by the Board of Directors. During fiscal year 1996 and through March 28, 1997, the Company did not consult with PricewaterhouseCoopers, LLP on any accounting or financial reporting matters.

Vote Required; Recommendation of Board of Directors

           The affirmative vote of a majority of the Votes Cast on the proposal at the Annual Meeting is required to ratify the Board's selection. If the stockholders reject the nomination, the Board will reconsider its selection.

THE COMPANY'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING "FOR" THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS, LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE 1999 FISCAL YEAR.


                             ADDITIONAL INFORMATION

Security Ownership of Management

           The following table sets forth the beneficial ownership of the Company's Common Stock as of April 9, 1999 (i) by each director of the Company,
(ii) by the Company's Chief Executive Officer during fiscal 1998 and the four other most highly compensated executive officers employed by the Company at the end of fiscal 1998 (such officers are collectively referred to as the "Named Executive Officers") and (iii) by all current directors and executive officers as a group:


Name                                                Number of Shares               Percent of Total


David L. Gellalty (1)                                       14,500                              *

Carlos Laber (2)                                           151,075                           1.4%

Chris Ladas (3)                                             81,913                              *

J. Philip Russell (4)                                      124,503                            1.1

William B. Pohlman                                           --                               --

Joseph D. Rizzi (5)                                        127,433                            1.2

Roger A. Smullen (6)                                        91,200                              *

Jeffrey D. West (7)                                        112,048                            1.0

Arthur B. Stabenow (8)                                     828,576                            5.5

Paul E. Standish (9)                                       219,111                            2.2

All officers and directors as a group (11 persons) (10)  1,766,701                           14.0


*     Less than 1%.
     (1) Includes 9,500 shares issuable upon the exercise of options to purchase Common Stock which are exercisable within 60 days of April 9, 1999.
     (2) Includes 131,037 shares issuable upon the exercise of options to purchase Common Stock which are exercisable within 60 days of April 9, 1999.
     (3) Includes 64,166 shares issuable upon the exercise of options to purchase Common Stock which are exercisable within 60 days of April 9, 1999.
     (4) Includes 100,833 shares issuable upon the exercise of options to purchase Common Stock which are exercisable within 60 days of April 9, 1999.
     (5) Includes 18,833 shares issuable upon the exercise of options to purchase Common Stock which are exercisable within 60 days of April 9, 1999.
     (6) Includes 52,800 shares issuable upon the exercise of options to purchase Common Stock which are exercisable within 60 days of April 9, 1999.
     (7) Includes 38,000 shares issuable upon the exercise of options to purchase Common Stock which are exercisable within 60 days of April 9, 1999.
     (8) Includes 218,002 shares issuable upon the exercise of options to purchase common Stock which are exercisable within 60 days of April 9, 1999. Also includes 1,300 shares held by Mr. Stabenow's wife. Mr. Stabenow left the Company in January 1999.
     (9) Includes 208,334 shares issuable upon the exercise of options to purchase Common Stock which are exercisable within 60 days of April 9, 1999. Mr. Standish left the Company in April 1999.
     (10) Includes 854,588 shares issuable upon the exercise of options to purchase common Stock which are exercisable within 60 days of April 9, 1999.


                       COMPENSATION OF EXECUTIVE OFFICERS

           The following table sets forth information concerning compensation paid to the Named Executive Officers during the Company's last three fiscal years.

                           Summary Compensation Table

                                                 Annual                                    Long-Term Compensation
                                                 Compensation
                                                    (1)

          Name and Principal Position            Fiscal        Salary       Bonus     Stock Option       All Other
                                                    Year                                 Grants       Compensation (2)
                                                                                      (# of Shares)


Arthur B. Stabenow(3)                               1998         $330,006   $159,000          60,000           $ 45,471
         Former Chief Executive Officer             1997          330,006    215,000          60,000             39,573
                                                    1996          330,006    137,445          60,000             72,823
Chris Ladas                                         1998          222,643     22,648          70,000             12,774
         Vice President, Operations                 1997          213,065     38,425          30,000         31,846 (4)
                                                    1996      192,315 (5)     20,680          20,000             10,141
Paul E. Standish(6)                                 1998          199,720     23,310          70,000              6,388
Former Vice President, Marketing and                1997          185,007     42,643          30,000              6,334
Applications                                        1996          185,007     30,290          20,000              6,151
J. Philip Russell                                   1998          199,527     24,591          70,000              7,567
Vice President, Finance and Administration          1997          174,999     42,100          30,000              6,843
                                                    1996          174,999     25,300          20,000              6,311
Carlos Laber                                        1998          199,335     25,095          70,000              4,763
Vice President, Engineering                         1997          165,003     36,920          30,000              5,034
                                                    1996          167,861     20,990          20,000              5,055

     (1)Excludes certain perquisites and other amounts which in the aggregate do not exceed the lesser of $50,000 or 10% of the total annual salary and bonus for each such executive officer.
     (2)Represents  premiums  paid  by the  Company  for  long  term  disability insurance and life insurance for each of the Named Executive Officers and tax return preparation fees for certain Named Executive Officers. Also includes, with respect to Mr. Stabenow, reimbursement of approximately $25,300, $25,000 and $53,000 for certain personal travel expenses in fiscal 1998, 1997 and 1996, respectively.
     (3)Mr. Stabenow left the Company in January 1999.
     (4)In fiscal 1997, Mr. Ladas earned approximately $22,000 of a payment being made in connection with his relocation in fiscal 1996.
     (5)Mr.  Ladas joined the Company in January 1996.
     (6)Mr. Standish left the Company in April 1999.

Option Information

           The following tables set forth information regarding stock options granted to the Named Executive Officers during fiscal 1998, as well as options held by such officers as of December 31, 1998, the last day of the Company's 1998 fiscal year.

                        Option Grants in Last Fiscal Year
                                     Individual                                              Potential
                                   Grants (1)(2)                                            Realizable
                                                                                            Values  at
                                                                                          Assumed-Annual-Rates
                                                                                                of
                                                                                          Stock-Price-Appreciation
                                                                                             (Through
                                                                                            Expiration
                                                                                             Date)(3)

               Name                Option Grants   % of Total    Exercise     Expiration        5%             10%
                                                    Options    Price ($/SH)      Date
                                                    Granted

Arthur B. Stabenow                         60,000         1.7%       $ 4.750   01/27/08         $ 179,235     $ 454,217
Chris Ladas                                30,000          0.9         7.375   01/27/08           139,143       352,616
                                           40,000          1.1         4.750   03/05/08           119,490       302,811
Paul E. Standish                           30,000          0.9         4.750   01/27/08            89,617       227,108
                                           40,000          1.1         4.750   03/05/08           119,490       302,811
J. Philip Russell                          30,000          0.9         4.750   01/27/08            89,617       227,108
                                           40,000          1.1         4.750   03/05/08           119,490       302,811
Carlos Laber                               30,000          0.9         4.750   01/27/08            89,617       227,108
                                           40,000          1.1         4.750   03/05/08           119,490       302,811

(1) All options were granted under the Company's 1991 Stock Option Plan (the "Option Plan") or the NSO Plan and are subject to the terms of such plan. Options vest cumulatively to the extent of 25% of the shares subject to the option on the first anniversary of the date of grant, an additional 25% of the shares subject to the option on the second anniversary of the date of grant, and an additional 1/48th of the shares subject to the option at the end of each one-month period thereafter.
(2) The information in the table reflects the officers' participation in the Company's option exchange programs in January 1998 and July 1998.
(3) The 5% and 10% assumed rates of appreciation are mandated by the rules of the Securities and Exchange Commission and are not an estimate or projection of future prices for the Company's Common Stock.


                                Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

                                                                  Number of              Dollar Value of
                                                                 Unexercised               Unexercised
                                                                 Options at                In-the-Money
                                                                 Fiscal Year                Options at
                                                                   End(1)                  Fiscal Year
                                                                                              End(2)

              Name                 Shares      Value Realized      Vested      Unvested       Vested        Unvested
                                  Exercised


Arthur B. Stabenow                        --                 --       110,050    197,950         $ 38,388        $--(3)
Chris Ladas                               --                 --        55,833    124,167           -- (3)        -- (3)
Paul E. Standish                          --                 --       206,667    121,334          421,320        -- (3)
J. Philip Russell                     22,500           $137,813        34,666    117,334           -- (3)        -- (3)
Carlos Laber                              --                 --        74,809    139,790           -- (3)        -- (3)

(1)  The information in the table reflects the officers' participation in the Company's option exchange programs in January 1998 and
     July 1998.
(2)  Represents the difference between the exercise price of the options and the closing price of the Company's Common Stock on
     December 31, 1998 of $4.125 per share.
(3)  The exercise price of these options exceeded the closing price of the Company's Common Stock on December 31, 1998.


Ten Year Option Repricings

      The following table sets forth certain information with respect to the Company's exchange of outstanding options with certain of its officers. For further information with respect to such option exchanges, see "Report of the Compensation Committee of the Board of Directors."

               Name                     Date        Securities     Market Price    Exercise Price      Length of
                                                    Underlying      of Stock at      at Time of     Original Option
                                                      Options         Time of        Repricing       Term Remaining
                                                     Repriced      Repricing (1)                     (In Years) at
                                                                                                   Date of Repricing


Arthur B. Stabenow                       07/30/98          60,000         $ 4.750          $11.125         7
                                         07/30/98          60,000           4.750           11.625         9
                                         07/30/98          60,000           4.750            7.375         10

Chris Ladas                              01/27/98          30,000           7.375           11.625         9
                                         07/30/98          30,000           4.750            7.375         10
                                         07/30/98          30,000           4.750            7.375         10
                                         07/30/98          40,000           4.750            7.250         10
                                                                            4.750
Paul E. Standish                         01/27/98          30,000           7.375           11.625         9
                                         07/30/98          30,000           4.750            7.375         10
                                         07/30/98          30,000           4.750            7.375         10
                                         07/30/98          40,000           4.750            7.250         10
J. Philip Russell                        01/27/98          30,000           7.375           11.625         9
                                         07/30/98          30,000           4.750            7.375         10
                                         07/30/98          30,000           4.750            7.375         10
                                         07/30/98          40,000           4.750            7.250         10
Carlos Laber                             01/27/98          30,000           7.375           11.625         10
                                         07/30/98          40,000           4.750            7.250         10

(1)   The market price of the stock at the time of repricing is the new exercise price of each such option.

Compensation Committee Interlocks and Insider Participation

      During fiscal 1998 the Compensation Committee of the Board of Directors consisted of Messrs. Rizzi and West, neither of whom is an officer or employee of the Company. No member of the Compensation Committee or executive officer of the Company has a relationship that would constitute an interlocking relationship with executive officers or directors of another entity.

Report of the Compensation Committee of the Board of Directors

      During fiscal 1998 the members of the Compensation Committee of the Board of Directors were Messrs. Rizzi and West, each of whom is a non-employee director. The Compensation Committee sets, reviews and administers the executive compensation program of the Company. The role of the Compensation Committee is to establish and recommend salaries and other compensation paid to executive officers of the Company and to administer the Company's stock option plans and employee stock purchase plan. The Company's Board of Directors reviews and approves all stock option grants to employees (other than grants made by the Stock Option Approval Committee) and all executive officer base salaries and cash bonus payments.

      Compensation Philosophy. The Company's compensation philosophy is that cash compensation must (a) be competitive with other semiconductor companies of comparable size in order to help motivate and retain existing staff and (b) provide a strong incentive to achieve specific Company goals. The Company believes that the use of stock options as a long-term incentive links the interests of the employees to that of the stockholders and motivates key employees to stay with the Company to a degree that is critical to the Company's long-term success.

     Components of Executive Compensation. The principal cash components of executive compensation are base salary and cash bonuses. The equity component consists of stock options.

      Base salary is set for executives commensurate with each officer's level of responsibility and within the parameters of companies of comparable size within the Company's industry. The Compensation Committee conducts an annual survey of companies in the Company's industry to determine whether the Company's executive base compensation is within the competitive range. In 1998, the Compensation Committee determined that executive officer salaries should be reviewed on a calendar-year basis. During 1998, executive officer base monthly salaries were not increased from the base monthly salaries for fiscal 1997. The base monthly salary for the Chief Executive Officer was not raised in fiscal 1998, compared to fiscal 1997.

      It is the policy of the Company that variable, at-risk bonus compensation should comprise a meaningful portion of the annual executive compensation and should be determined by the performance of each executive officer, based on stated individual goals and the overall earnings performance of the Company. For each executive officer, a target bonus award is established each fiscal quarter. The actual bonus award for executive officers, other than Mr. Gellatly, is determined by the Chief Executive Officer, with review by the Compensation
Committee, and paid quarterly. For Mr. Gellatly, the actual bonus payment is determined by the Compensation Committee, and paid on a semi-annual basis. During fiscal 1998, the target quarterly bonus for executive officers ranged from $15,000 to $20,000, and the semi-annual target bonuses for Mr. Stabenow, the former Chief Executive Officer, were $165,000 for both the first and second halves of fiscal 1998. For 1998, the amount of annual bonus award paid to the former Chief Executive Officer was $159,000.

      Stock options are generally granted when an executive joins the Company and on an annual basis thereafter. The options granted to each executive vest over a four or five year period. In addition to the stock option program, executives are eligible to participate in the Company's 1994 Employee Stock Purchase Plan (the "Purchase Plan") pursuant to which stock may be purchased at 85% of the lower of the fair market value at the beginning and end of each offering period (with the amount of deduction equal to up to a maximum of 10% of salary).

      In January 1998, the Company's Board of Directors approved an option exchange program for all employees who were not directors of the Company whereby all such employees that held options with exercise prices in excess of $7.50 per share were offered the opportunity to exchange such options for new options at $7.375 per share, which was the fair market value of the Common Stock on the date of the exchange program. In order to participate in the option exchange program, employees were required to restart the vesting period for their options such that the vesting commencement date would be January 27, 1998. The Board undertook this action in light of the then recent reduction in the trading price of the Company's Common Stock and in consideration of the importance of the Company of retaining its employees by offering them appropriate equity incentives. The Board also considered the highly competitive environment for obtaining and retaining qualified employees and the overall benefit to the Company's stockholders from a highly motivated group of employees.

      In July 1998, the Company's Board of Directors approved an additional option exchange program whereby all employees that held options with exercise prices in excess of $4.75 per share were offered the opportunity to exchange such options for new options at $4.75 per share, which was the fair market value of the Common Stock on the date of the exchange program. In order to participate in the option exchange program, employees were required to restart the vesting period for their options such that the vesting commencement date would be July 30, 1998. The Board undertook this action in light of the then recent reduction in the trading price of the Company's Common Stock and in consideration of the importance of the Company of retaining its employees by offering them appropriate equity incentives. The Board also considered the highly competitive environment for obtaining and retaining qualified employees and the overall benefit to the Company's stockholders from a highly motivated group of employees.

      Other elements of executive compensation include a supplemental life insurance program, supplemental long-term disability insurance, Company-wide medical benefits and the ability to defer compensation pursuant to a 401(k) plan. The Company matches annual contributions under the 401(k) plan up to a maximum of $2,080.

      The Company's Chief Executive Officer does not receive any other special or additional compensation other than as described herein or in the Summary Compensation Table.

      The Compensation Committee has considered the impact of Section 162(m) of the Code, and the regulations promulgated thereunder (the "Section"). The
Section disallows a tax deduction for any publicly-held corporation for individual compensation exceeding $1 million in any taxable year for any of the Named Executive Officers, unless such compensation is performance-based. Since the cash compensation of each of the Named Executive Officers is below the $1 million threshold and the Compensation Committee believes that any options granted under the Option Plan will meet the requirements of being performance-based, the Compensation Committee believes that the Section to date has not reduced and in the future will not reduce the tax deduction available to the Company. The Company's policy is to qualify, to the extent reasonable, its executive officers' compensation for deductibility under applicable tax laws. However, the Compensation Committee believes that its primary responsibility is to provide a compensation program that will attract, retain and reward the executive talent necessary to the Company's success. Consequently, the Compensation Committee recognizes that the loss of a tax deduction could be necessary in some circumstances.

                                Compensation Committee of the Board of Directors

                                Joseph D. Rizzi
                                Jeffrey D. West

Comparison of Total Cumulative Stockholder Return

           The following graph sets forth the Company's total cumulative stockholder return compared to the Standard & Poor's 500 Index and the Standard & Poor's Semiconductor Index for the period October 13, 1994 (the date of the Company's initial public offering) through December 31, 1998. Total stockholder return assumes $100 invested at the beginning of the period in the Common Stock of the Company, the stocks represented in the Standard & Poor's 500 Index and the stocks represented in the Standard & Poor's Semiconductor Index, respectively. Total return also assumes reinvestment of dividends; the Company has paid no dividends on its Common Stock. Historical stock price performance should not be relied upon as indicative of future stock price performance.

                                     S&P 500           S&P Semiconductor Index       Micro Linear Corporation

             10/14/94                  100                       100                            100
             12/30/94                  98                        110                            91
             03/31/94                  107                       127                            127
             06/30/95                  116                       177                            174
             09/29/95                  125                       192                            168


                                     S&P 500           S&P Semiconductor Index        Micro Linear Corporation

             12/29/95                  131                       149                            110
             3/29/96                   137                        93                            98
             6/28/96                   142                        92                            81
             9/27/96                   145                       100                            86
             12/27/96                  160                       129                            87


                                    S&P 500            S&P Semiconductor Index       Micro Linear Corporation

             03/27/97                 165                        296                            131
             06/26/97                 188                        306                            110
             09/25/97                 200                        391                            107
             12/24/97                 199                        285                             77


                                    S&P 500            S&P Semiconductor Index       Micro Linear Corporation

             03/31/98                 234                        285                            69
             06/30/98                 242                        257                            46
             09/30/98                 223                        286                            38
             12/31/98                 262                        394                            45


Section 16(a) Beneficial Ownership Reporting Compliance

           Based solely on its review of copies of filings under Section 16(a) of the Exchange Act, received by it, or written representations from certain reporting persons, the Company believes that during fiscal 1998 all Section 16 filing requirements were met.


                                  OTHER MATTERS

           The Company  knows of no other  matters to be submitted at the Annual
Meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote the shares they represent as the Board of Directors of the Company may recommend.


                                                          THE BOARD OF DIRECTORS


San Jose, California
April 30, 1999

                            MICRO LINEAR CORPORATION
                                 PROXY SOLICITED
                       ON BEHALF OF THE BOARD OF DIRECTORS

           The undersigned hereby appoints David L. Gellatly and J. Philip Russell, jointly and severally, proxies with full power of substitution, to vote all shares of Common Stock of Micro Linear Corporation, a Delaware corporation, which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at the offices of Wilson Sonsini Goodrich & Rosati, P.C., 650 Page Mill Road, Palo Alto, California, legal counsel to the Company, on May 26, 1999 at 11:00 a.m., local time, or any adjournment thereof. The proxies are being directed to vote as specified on the reverse side hereof, or, if no specification is made, FOR the election of directors, FOR the appointment of PricewaterhouseCoopers, LLP as independent auditors and in accordance with their discretion on such other matters that may properly come before the meeting.

                THE DIRECTORS RECOMMEND A FOR VOTE ON EACH ITEM.

                                             (Continued  and  to  be  signed  on
reverse side.)

-------------------------- FOLD AND DETACH HERE --------------------------------
Please mark your votes as this:    [X]

1.    Election of Directors:

      Nominees: David L. Gellatly                         Roger A. Smullen
                Joseph D. Rizzi                           Jeffrey D. West
                                                          William B. Pohlman

 FOR all nominees listed                            WITHHOLD AUTHORITY
 (except as withheld)                                to vote for nominees listed
       [   ]                                                [   ]

     (Instructions: To withhold authority to vote for any individual nominee, strike that nominees's name below.)

2.   Proposal to ratify the appointment of PricewaterhouseCoopers, LLP as independent auditors for the 1999 fiscal year:
        FOR                             AGAINST                        ABSTAIN
       [   ]                             [   ]                          [   ]

I plan to attend the Meeting: Yes [ ] No [ ]

Signature(s):                                      Dated _________________, 1999

Signature(s):

(Signature(s) must be exactly as name(s) appear on this proxy. (If signing as attorney, executor, administrator, trustee, or guardian, please give full title as such, and, if signing for a corporation, please give your title. When shares are in the names of more than one person, each should sign this Proxy.)